Exhibit 99.1



    Di Giorgio Commences Offer to Purchase and Consent Solicitation for its
                           10% Senior Notes due 2007

Carteret, New Jersey, January 3, 2005--Di Giorgio Corporation announced today that it commenced an offer to purchase and consent solicitation with regard to any and all of its outstanding 10% senior notes due 2007. The current aggregate outstanding principal amount of the notes is $148,300,000.

The offer to purchase will expire at 5:00 p.m., New York City time, on February 1, 2005, unless extended. The consent solicitation will expire at 5:00 p.m., New York City time, on January 18, 2005, unless extended.

The total consideration to be paid to holders who tender their notes and deliver their consents prior to 5:00 p.m., New York City time, on January 18, 2005 will be $1,023.23 for each $1,000 principal amount of notes validly tendered, which includes a consent payment of $30.00 per $1,000 principal amount of notes. Holders who validly tender their notes after 5:00 p.m., New York City time on January 18, 2005 but prior to the expiration of the tender offer will receive $993.23 for each $1,000 principal amount of notes validly tendered and not revoked on or prior to the expiration date. Holders who validly tender notes will also be paid accrued and unpaid interest up to but not including the date of payment for the notes.

The purchase price for the notes and the consent payment for notes tendered on or before the expiration of the consent solicitation are expected to be paid promptly following the acceptance of the consents. The purchase price for the notes tendered on or before the expiration date of the offer to purchase is expected to be paid promptly following the expiration date of the offer to purchase.

Holders tendering their notes will be deemed to have delivered their consent to certain proposed amendments to the indenture governing the notes, which will eliminate certain restrictive covenants and certain provisions relating to events of default and amend certain other related provisions.

The terms of the offer to purchase and consent solicitation, including the conditions to the Company's obligations to accept the notes tendered and consents delivered and pay the purchase price and consent payments, are set forth in the Company's offer to purchase and consent solicitation statement, dated January 3, 2005. The offer is subject to certain conditions, including the receipt of the requisite number of consents required to amend the indenture, the execution of the supplemental indenture and the Company having raised funds from a private offering of new notes in an aggregate principal amount of approximately $150,000,000. The new notes to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Company may amend, extend or terminate the offer to purchase and consent solicitation at any time in its sole discretion without making any payments with respect thereto.

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Merrill  Lynch & Co. is the dealer  manager  for the offer to  purchase  and the solicitation agent for the consent solicitation. Questions or requests for assistance may be directed to Merrill Lynch & Co. (telephone: (212) 449-4914 or toll-free at (888) ML4-TNDR). Requests for documentation may be directed to Global Bondholder Services Corporation, the information agent (telephone: (866) 470-3800).

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy the new notes. That offer will be made only by means of a confidential offering memorandum to be issued by the Company.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company's plans to consummate an offer to purchase and consent solicitation with respect to the notes. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.

About Di Giorgio Corporation

Di Giorgio Corporation, through its White Rose division, is one of the largest independent food distributors in the New York City market. The White Rose Food Division of Di Giorgio Corporation serves supermarket chains, independent retailers and members of voluntary cooperatives from Maryland to New England. The Division provides over 24,000 food and non-food products to more than 1,600 customer locations. The White Rose brand label consists of over 950 items and has been a fixture in New York homes for over a century. For more information on White Rose, please visit the company's website at www.whiterose.com.